EXHIBIT 10.11
Notes:

NOTE 5- NOTES PAYABLE- RELATED PARTY

The Company had a construction bridge loan and note payable in the amount of $150,000 due to a related party. The note required a balloon payment of principal and interest at a rate of 12% due on July 23, 2004. The note was collateralized by land and 150,000 shares of the Company’s common stock. Interest expense in 2004 was $5,209. The Company paid back $123,000 in February and March 2004, and reclassified the remaining $27,000 to another individual who assumed the note payable, which was subsequently paid off. At December 31, 2004 this balance was paid off.

NOTE6- NOTES PAYABLE - VEHICLE

The Company has an automobile not payable which is secured by the vehicle, and guaranteed by the President of the Company. The loan is payable at $397 per month inclusive of interest at 14.65%, and is due June 2007.

The balance due at December 31, 2004 is $9,661.

Maturities of this note are as follows:

December 31, 2005   $3,589
December 31, 2006    4,153
December 31, 2007    1,919

$9,661

NOTE 7- DUE TO OFFICER

The Company had outstanding at December 31, 2004 and 2006, $-0- and $5,246, respectively to an officer/stockholder for expenses advanced on behalf of the Company. There were no specific repayment terms.